Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

DELUXE ANNOUNCES SENIOR NOTES OFFERING

St. Paul, Minn. — November 9, 2012 — Deluxe Corporation (NYSE: DLX) today announced that it plans to offer $200 million principal amount of Senior Notes due 2020 in an unregistered offering, subject to market conditions. The notes will be unsecured obligations of the Company and will be guaranteed by all of the Company’s subsidiaries that guarantee any of its other indebtedness. The notes are being offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The Company intends to use the net proceeds from the offering, as well as cash on hand, to repurchase the Company’s outstanding 7.375% Senior Notes due 2015 that are validly tendered (and not validly withdrawn) pursuant to the Company’s tender offer and consent solicitation launched today, to redeem any of the Company’s outstanding 7.375% Senior Notes due 2015 not repurchased pursuant to the tender offer and consent solicitation and to pay fees and expenses incurred by the Company in connection therewith.

The notes have not been registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. In no event will the information contained in this press release regarding the notes constitute an offer to sell or a solicitation of an offer to buy any notes or any other securities of the Company.

The tender offer and consent solicitation launched on November 9, 2012 are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated November 9, 2012, and a related Consent and Letter of Transmittal. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Company’s 7.375% Senior Notes due 2015, nor shall it constitute a notice of redemption or an obligation to issue a notice of redemption with respect to the Company’s 7.375% Senior Notes due 2015.

About Deluxe Corporation

Deluxe is a growth engine for small businesses and financial institutions. Four million small business customers access Deluxe’s wide range of products and services including customized checks and forms as well as web-site development and hosting, search engine marketing, search engine optimization, logo design and business networking. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition, regulatory compliance, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers.

Forward-Looking Statements

Statements in this press release concerning the Company’s or management’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Forward-looking statements speak only as of the time made, and the Company assumes no obligation to publicly update any such statements.

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